UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

FIrST FOUNDATION Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Allison Ball Lila I. Flores
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

Item 1: On January 16, 2023, Driver Management sent the following letter to the Company’s Executive Vice President, General Counsel and Secretary, Kelly Rentzel:

January 16, 2023

Ms. Kelly Rentzel
Executive Vice President, General Counsel and Secretary
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201

Ms. Rentzel,

Section 2.4 (the “Questionnaire Bylaw”) of the bylaws of First Foundation, Inc. (“FFWM” or the “Corporation”) provides in relevant part:

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver . . . to the secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon request) that . . . . .

FFWM’s 2022 Proxy Statement provides in relevant part:

In accordance with the advance notice requirements contained in Article II, Section 2.2 of our bylaws, a stockholder who proposes to bring business before, or make nominations of persons for election to the Board of Directors at, the 2023 annual meeting of stockholders but who does not desire to have the proposal included in the proxy materials we distribute must deliver written notice to our secretary not earlier than December 30, 2022 and not later than January 29, 2023.

By letter dated December 12, 2022 (the “Request Letter”), counsel to Driver Opportunity Partners I LP (together with its general partner, Driver Management Company LLC, “Driver”) requested the forms of the questionnaire and representation and agreement (together, the “Questionnaire”) referred to in the Questionnaire Bylaw.

By letter dated December 27, 2022 (the “December 27 Letter”), counsel to FFWM stated to counsel to Driver as follows:

We have discussed the Request Letter with [the Corporation] and we are in the process of preparing a response. However, several key members of [the Corporation’s] management team are focused on typical year end tasks. Therefore, we respectfully request an extension to provide the materials requested in the Request Letter on or prior to such date.

Pursuant to FFWM’s 2022 Proxy Statement, FFWM stockholders wishing to nominate candidates for election to FFWM’s board of directors (the “FFWM Board”) at FFWM’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) may only do so by submitting a notice of nomination between December 30, 2022 and January 29, 2023 (the “Nomination Period”), a period of only thirty days. Per the December 27 Letter, FFWM was unwilling to provide Driver with the Questionnaire until a third of the Nomination Period had expired.

To put the matter bluntly, FFWM created, by way of the Questionnaire Bylaw, a condition to FFWM stockholders’ right to nominate candidates for election to director that could only be satisfied by obtaining the Questionnaire from FFWM, yet FFWM declined—not due to some unforeseen emergency that might have impaired FFWM’s ability to provide the Questionnaire, but rather because FFWM’s management wanted to focus on “typical year end tasks”—to provide Driver with the Questionnaire until ten days into the thirty day Nomination Period.

To be even more blunt, Driver believes that the Questionnaire serves no purpose other than as a potential stumbling block to any FFWM stockholders who wish to nominate candidates for election to director. Driver further believes that the fact that FFWM apparently did not have the Questionnaire formulated when first requested by counsel to Driver—for what else could reasonably explain the delay in providing the Questionnaire to Driver—is clear evidence that the information called for by the Questionnaire is not particularly relevant to whether the nomination of a person for election to director is properly made. Put another way, if the information called for by the Questionnaire was in any reasonable way related to the nomination of a person for election to director, then, presumably, candidates nominated for election to director by the FFWM Board would also be required to provide a completed Questionnaire. Just to complete the argument, then, if candidates nominated for election to director by the FFWM Board routinely provide the FFWM Board with completed Questionnaires, then FFWM would, presumably, have copies of the Questionnaire on hand and ready to immediately provide to FFWM stockholders upon their request.

Since it beggars belief that FFWM would have failed to immediately provide Driver with the Questionnaire when requested had the Questionnaire been available, the only logical conclusion is that no Questionnaire existed when first requested by Driver and FFWM needed time to formulate the Questionnaire when confronted with a stockholder wishing to exercise its fundamental right to nominate candidates for director. More to the point, since “advance notice bylaws”—which would include the Questionnaire Bylaw—are commonly recognized as a key defense against stockholders dissatisfied with the performance of a corporation’s board of directors, it seems obvious that the Questionnaire is merely a previously non-existent stumbling block to be placed before FFWM stockholders seeking a voice in who gets elected to the FFWM Board.1

The notorious Tammany Hall leader Boss Tweed famously remarked “I don’t care who does the electing, so long as I get to do the nominating.” A less pithy description of the importance of the right to nominate directors is found in Durkin v. Nat’l Bank of Olyphant:

We rest our holding as well on the common sense notion that the unadorned right to cast a ballot in a contest for office, a vehicle for participatory decisionmaking and the exercise of choice, is meaningless without the right to participate in selecting the contestants. As the nominating process circumscribes the range of the choice to be made, it is a fundamental and outcome-determinative step in the election of officeholders. To allow for voting while maintaining a closed candidate selection process thus renders the former an empty exercise. This is as true in the corporate suffrage context as it is in civic elections, where federal law recognizes that access to the candidate selection process is a component of constitutionally-mandated voting rights. Banks do not exist for the purpose of creating an aristocracy of directors and officers which can continue in office indefinitely, immune from the wishes of the shareholder-owners of the corporation. And there is no more justification for precluding shareholders from nominating candidates for their board of directors than there would be for public officials to deny citizens the right to vote because of their race, poverty or sex.2

Absent any plausible explanation to the contrary, based on the facts and circumstances at hand, it is hard to conclude that the Questionnaire Bylaw and the Questionnaire are anything more than unnecessary apparatus intended to interfere with FFWM stockholders’ right to nominate candidates for election to director.

On December 30, 2022, Driver delivered to you a notice of nomination (the “Notice of Nomination”), which include completed questionnaires and representation and agreements drafted by counsel to Driver based on their extensive experience with advance notice bylaws. On January 9, 2022, counsel to FFWM finally provided the Questionnaire. Transmitted herewith are Questionnaires completed by the persons nominated by Driver (the “Driver Nominees”) pursuant to the Notice of Nomination.

1 See, https://clsbluesky.law.columbia.edu/2022/10/19/proxy-tactics-are-changing-can-advance-notice-bylaws-do-what-poison-pills-cannot/

2 Durkin v. Nat'l Bank of Olyphant, 772 F.2d 55, 59 (3d Cir. 1985)(citations omitted).

To the extent that you deem the Questionnaires transmitted herewith deficient in anyway, please indicate the following:

•	Whether candidates for election to director nominated by the FFWM Board (either with respect to the 2023 Annual Meeting or previous annual meetings of FFWM stockholders) have provided the FFWM Board with completed Questionnaires;
•	Any reasonably relationship between the alleged deficiency and (i) any qualifications for election to the FFWM Board imposed by applicable law, regulation, rule or FFWM’s governing documents or (ii) any disclosure required to be made by Driver or its nominees pursuant to applicable law, regulation or rule; and
•	How the information elicited by the Questionnaire is used by the FFWM Board (or any committee thereof), particularly when, as is the case here, the nominees have been directly nominated by a FFWM stockholder.

In addition, please confirm that you understand that Driver has directly nominated the Driver Nominees for election to director at the 2023 Annual Meeting (as opposed to recommending candidates for election to the board to the nominating and corporate governance committee (the “Nominating Committee”) of the FFWM Board) and that no action is required on the part of the FFWM Board (or any committee thereof) as a condition to the Driver Nominees’ election, including without limitation that the Driver Nominees be interviewed or recommended by the Nominating Committee.

Driver Management Company LLC
/s/ J. Abbott R. Cooper
cc:	Sebastian Alsheimer, Esq. Joshua Dean, Esq.

Item 2: On February 2, 2023, Driver Management sent the following letter to the Company’s Chief Executive Officer, Scott Kavanaugh:

February 2, 2023

Mr. Scott Kavanaugh
Chief Executive Officer
First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201

Via email

Scott,

I got your letter. I guess the warning about being “responsible” for “inaccuracies in [my] communications” and the reference to “public misstatements” is meant to call into question the accuracy of my summary of our January 31 phone conversation. Just to recap: I asked if you wanted to discuss a settlement and you said you didn’t. Your response to my question was clear and unequivocal. I assume that your advisors have since suggested that flatly refusing to discuss a settlement is a bad look and you are now trying to walk back from the extreme position you took on our call.

If you want to challenge the accuracy of how I summarized our conversation, feel free to try to hold me “responsible.” Otherwise, spare me the rhetoric.

With respect to interviewing Ms. Ball and Ms. Flores, is there a current vacancy on the board that they would fill? To point out the obvious, we have already nominated them for election to director at the 2023 annual meeting, which means they are going to be running in opposition to two of First Foundation’s current directors—do you contemplate that the board will choose to nominate either or both of Ms. Ball or Ms. Flores instead of one or two current directors? I assume you know that there is no requirement that Ms. Ball or Ms. Flores be interviewed by First Foundation’s board, so unless you are either proposing to create one or more vacancies on the board or have already determined not to re-nominate one or more of the current directors, I am not sure what the point of the exercise is other than running a standard play out of the activist response handbook.

Given your comments about First Foundation’s “established governance practices,” I will be making public correspondence detailing how such practices are, in fact, erratically followed at best.

Anytime you want to have a longer call, just pick up the phone and give me a ring.

Driver Management Company LLC
/s/ J. Abbott R. Cooper

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of First Foundation Inc., a Delaware corporation (the “Company”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Allison Ball and Lila I. Flores.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 289,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity directly beneficially owns 76,000 shares of Common Stock, including 1,000 shares held in record name. Driver Management, as the general partner of Driver Opportunity and investment manager to certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. Mr. Cooper, as the managing member of Driver Management, may be deemed to beneficially own the (i) 76,000 shares of Common Stock directly beneficially owned by Driver Opportunity and (ii) 213,000 shares of Common Stock held in the SMAs. As of the date hereof, neither of Mses. Ball or Flores own beneficially or of record any securities of the Company.